EXHIBIT 10.1

                         STORAGE TECHNOLOGY CORPORATION
                              AMENDED AND RESTATED
                        1987 EMPLOYEE STOCK PURCHASE PLAN

                           Amended as of May 24, 2001


1. Recitals. On February 2, 1982, Storage Technology Corporation, a Delaware corporation (together with its Subsidiary Corporations, hereinafter referred to, unless the context otherwise requires, as the "Company"), established the Storage Technology Corporation 1982 Employee Stock Purchase Plan. Such plan was subsequently amended and restated by the Board of Directors (the "Board") on June 15, 1987 and renamed the Storage Technology Corporation 1987 Employee Stock Purchase Plan. Under the provisions of Paragraph 19, the Company reserved the power, through its Board of Directors, to amend the plan from time to time, subject in certain instances to approval of the Company's stockholders. Pursuant to that power, the plan was amended and restated in its entirety on December 14, 1995 and was approved by the stockholders of the Company on May 30, 1996. The plan was further amended on September 23, 1997 and December 19, 1997, and these amendments were approved by the stockholders of the Company on May 21, 1998. The plan was further amended on September 16, 1999. Stockholder approval was not required for the September 16, 1999 amendments. The plan was further amended on March 8, 2001, effective on May 24, 2001, the date the stockholders approved the amendment. The Storage Technology Corporation 1987 Employee Stock Purchase Plan, as amended and restated through May 24, 2001, is referred to as the "1987 Plan" or the "Plan".

2. Purposes. The 1987 Plan is intended to provide a method whereby employees of the Company will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the $.10 par value voting Common Stockof the Company (the "Common Stock"). It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

3.       Definitions.

         a. "Account" means an Employee's interest in the Segregated Account based on the contributions made thereto and the interest earned thereon.

         b. "Base Pay" means, at the Employee's election, either: (i) an Employee's rate of base salary (before deduction for contributions

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            to plans maintained pursuant to Sections 401(k) and 125 of the Code)
            in effect during the Offering Period, but EXCLUDING payments for overtime, shift premium, incentive compensation, bonuses, and other similar payments; or (ii) Employee's rate of base salary (before deduction for contributions to plans maintained pursuant to Sections 401(k) and 125 of the Code) in effect during the Offering Period, EXCLUDING payments for overtime, shift premium, incentive compensation, bonuses, and other similar payments, but INCLUDING all payments for bonuses, incentive compensation and various forms of commissions. Base Pay shall also include payments for short-term disability.

         c. "Committee" means the Compensation Committee of the Company's Board of Directors or such other committee as is designated by the Board of Directors to administer the Plan.

         d. "Employee" means any person who is a Regular Employee (per CP-3-3-14) customarily employed for more than 20 hours per week and more than five months in a calendar year by Storage Technology Corporation or any Subsidiary Corporation.

         e. "Offering Commencement Date" shall mean January 1, 1991 and each following November 1 and May 1 thereafter, unless otherwise specified by the Committee.

         f. "Offering Periods" shall mean the period commencing January 1, 1991 and ending October 31, 1991 and thereafter the periods commencing each November 1 and May 1 and ending on the next following April 30 and October 31, respectively. The duration of Offering Periods may be changed pursuant to Paragraphs 5 and 21 of this Plan.

         g. "Offering Termination Date" shall mean October 31, 1991 and each following April 30 and October 31 thereafter, unless otherwise specified by the Committee.

         h. "Segregated Accounts" shall mean the depository accounts established by the Company and by Subsidiary Corporations for collection of Employee contributions to the Plan.

         i. "Subsidiary Corporation" shall mean any present or future corporation which (i) would be a subsidiary corporation with respect to the Company as that term is defined in Section 425 of the Code, and (ii) is designated as a participant in the Plan by the Committee described in Paragraph 14.

4.       Eligibility

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         a. Participation in the Plan is completely voluntary. An Employee will be eligible to become a participant in each Offering Period if employed by the Company on or before 15 days prior to the applicable Offering Commencement Date.

         b. Any provision of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan:

            i. if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary Corporation (for purposes of this Paragraph the rules of Section 425(d) of the Code shall apply in determining stock ownership of any Employee); or

            ii. if such option would permit his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiary Corporations to accrue at a rate that exceeds $25,000 of the fair market value of the stock (determined at the time each option is granted) for each calendar year in which such option is outstanding; or

            iii. for shares in excess of 25,000 in respect of any Offering
                 Period, provided that this limitation is subject to increase or decrease by the Committee prior to the commencement of any Offering Period in respect of such Offering Period.

5.       Plan Offerings.

         a. The Plan is authorized to issue a total of 15,200,000 shares of Common Stock.

         b. The Plan will be implemented by consecutive Offering Periods, with a new Offering Period commencing on each Offering Commencement Date and ending on the next Offering Termination Date, or on such other dates as the Committee shall determine prior to the commencement of the relevant Offering Period, and continuing until terminated in accordance with Paragraph 19 hereof. The Committee shall have the power to change the duration of Offering Periods (including the commencement and termination dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected.

         c. The Committee may determine in its sole discretion from time to time to fix a maximum number of shares of Common Stock of the Company, including any unsold balances from earlier Offering Periods (subject

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            to adjustment upon changes in the capitalization of the Company in accordance with Paragraph 18 hereof) that shall be issued during any one Offering Period. If the Committee fixes a maximum number of shares per Offering Period, the maximum number of shares to be issued in respect of any Offering Period may from time to time be increased or decreased by the Committee prior to the commencement of the affected Offering Period within the limits of the total shares then available under the Plan.

         d. Participation in any Offering Period under the Plan shall neither limit, nor require, participation in any other Offering Period (except as set forth in paragraphs 4(b)(i) and 4(b)(ii) hereof).

6.       Participation.

         a. An eligible Employee may become a participant by enrolling and authorizing payroll deductions on an Interactive Voice Response system ("IVR") in such manner as is prescribed by the Company or, if such Employee does not have access to IVR, by completing an authorization for payroll deduction on the form provided by the Company and filing it with the department designated by the Company or the designated country coordinator by the deadline established by the Company, which must precede the first day of the Offering Period for which the participant enrolls.

         b. Payroll deductions for a participant shall commence on the applicable Offering Commencement Date when an authorization for a payroll deduction becomes effective and shall end on the Offering Termination Date of the Offering Period to which such authorization is applicable unless sooner terminated by the participant as provided in Paragraph 11.

7.       Payroll Deductions.

         a. At the time a participant enrolls and authorizes payroll deductions, the participant shall elect to have deductions made from his or her Base Pay and deposited in a Segregated Account during the time the Employee is a participant in an Offering Period. Deductions can be made at the rate of 1, 2, 3, 4, 5, 6, 7, 8, 9, or 10% of Base Pay.

         b. All payroll deductions made for a participant shall be transferred to a Segregated Account as soon as practicable. For administrative convenience, the Company may offset amounts advanced by the Company to pay participant withdrawals pursuant to Paragraph 11 against amounts of payroll deductions otherwise payable into the Segregated Account. A participant may not make any separate cash payments into the Segregated Account. The Company shall maintain appropriate

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            accounting records to reflect at all times the interest and total deductions of all participants in the Segregated Account.

         c. A participant may discontinue participation in the Plan as provided in Paragraph 11, but no other change can be made during an Offering Period and, specifically, a participant may not alter the rate of payroll deductions for that Offering Period.

8.       Terms and Conditions of Options.

         a. On the applicable Offering Commencement Date, when a participant's authorization for a payroll deduction becomes effective, the participant shall be deemed to have been granted an option to purchase a maximum number of shares of Common Stock, subject to the limitations pursuant to Paragraph 4(b) above, equal to the lesser of: (a) the Option Price (as defined below) divided into the Employee's total deductions under the Plan in respect of the Offering Period or (b) the Employee's pro-rata share of all shares available for issuance under the Plan for that Offering Period, determined pursuant to Paragraph 13, below.

         b. The option price per share (hereinafter "Option Price") of Common Stock purchased with payroll deductions made during each Offering Period shall be the lesser of:

            i. 85% of the closing price per share of the Common Stock as quoted in The Wall Street Journal for the applicable Offering Commencement Date (or on the next business date on which shares of the Common Stock shall be traded on the New York Stock Exchange in the event that no shares of the Common Stock shall have been traded on the Offering Commencement Date); or

            ii. 85% of the closing price per share of the Common Stock as quoted in The Wall Street Journal for the applicable Offering Termination Date (or for the next preceding business date on which shares of the Common Stock shall be traded on the New York Stock Exchange in the event that no shares of the Common Stock shall have been traded on the Offering Termination Date).

         c. The Committee may determine in its sole discretion from time to time to issue fractional shares under the Plan. If the Committee determines not to issue fractional shares, any accumulated payroll deductions that would have been used to purchase fractional shares shall be (i) automatically credited to each participant's Account and applied towards his or her option to purchase shares in the next successive Offering Period, or (ii) returned to each participant promptly following the termination of the Offering Period, as may be

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            determined by the Committee. Any accumulated payroll deductions that are in excess of the limitations of Paragraph 8(a), together with any net income of the Segregated Account allocable to each participant, and the amount referenced in item (ii) above, shall be returned to each participant promptly following the termination of an Offering Period.

9. Exercise of Option. Unless a participant withdraws in accordance with Paragraph 11, his or her option to purchase Common Stock with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the applicable Offering Termination Date, for the purchase of the number of full shares of Common Stock that the accumulated payroll deductions will purchase at the applicable Option Price (but not in excess of the number of shares for which options have been granted to the participant pursuant to Paragraph 8(a)), and any excess in his or her Account at that time will be returned to the participant, together with any net income of the Segregated Account allocable to his or her Account, as provided in Paragraph 13.

10. Delivery. As promptly as practicable after the Offering Termination Date of each Offering Period, the Company will deliver to a broker designated by the Committee to hold shares for the benefit of the participants the shares of Common Stock purchased upon the exercise of the participant's option. As may be determined by the Committee in its sole discretion from time to time, such shares shall be delivered by physical certificates or by means of a book entry system. A participant may instruct any such designated broker to sell shares purchased upon exercise of the participant's option at any time, subject to applicable securities laws; provided, that the Committee (i) may restrict a participant's right to transfer shares to another brokerage, institution, or any other person (including the participant) during the initial 24 months following the Offering Commencement Date in which the shares were purchased, and (ii) may determine that, for purposes of
         Section 423(b)(8)(B) of the Internal Revenue Code, the shares were sold if a participant transfers shares to another brokerage or financial institution, or any other person (including the participant) during the initial 24 months following the Offering Commencement Date in which shares were purchased.

11.      Withdrawal and Termination.

         a. Prior to the 15th day of the month before the applicable Offering Termination Date, any participant may withdraw payroll deductions and net earnings thereon credited to the participant by following the procedures specified by the Company for effecting a withdrawal on the IVR system or, if the participant does not have access to IVR, by giving written notice of withdrawal to the department designated by the Company or the designated country coordinator. As promptly as practical after the participant's withdrawal, the payment to the participant of all the participant's payroll

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            deductions credited to his or her account, together with any net earnings of the Segregated Account allocable to the participant's Account shall be made. No further payroll deductions for such participant will be made during such Offering Period. The Company may, for administrative convenience, elect to pay to participants (or beneficiaries) the amount of any withdrawals and earnings thereon and may then offset the amount of any such payments against payroll deductions otherwise payable to the Segregated Account. The Company may, at its option, treat any attempt to borrow by a participant on the security of the accumulated payroll deductions allocated to the participant's Account as an election under this Paragraph 11(a) to withdraw such amounts from the Segregated Account.

         b. A participant's withdrawal from any Offering Period will not have any effect upon eligibility to participate in any subsequent Offering Period or in any similar plan that may hereafter be adopted by the Company.

         c. Upon termination of the participant's employment with the Company for any reason (including retirement but excluding death or, in certain cases, disability while in the employ of the Company) on or prior to the last day of the last full payroll period immediately preceding an Offering Termination Date, the payroll deductions credited to the participant, together with any net earnings of the Segregated Account allocable to his or her Account, will be returned to the participant, or, in the case of a participant's death subsequent to the termination of employment, to the person or persons entitled thereto under Paragraph 15. For purposes of the Plan, a participant shall be considered disabled if the Company determines that the participant is unable to perform the usual and customary requirements of his or her job with the Company and will be unable to do so for at least six months; provided, however, that such determination is subject to review by the Committee at its discretion.

         d. Upon termination of the participant's employment because of death or disability prior to the Offering Termination Date, the participant or the participant's beneficiary (as defined in Paragraph 15) shall have the right to elect, by written notice given to the Company's General Counsel prior to the expiration of the period of 90 days commencing on the date of death or disability of the participant, and prior to the Offering Termination Date, either

            i. to withdraw all of the payroll deductions credited to the participant, together with any net earnings of the Segregated Account allocable to his or her Account, or

            ii. to exercise the participant's option to purchase of Common Stock for the then current Offering Period on the Offering Termination Date for the purchase of the number of full shares of Common

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                Stock that the amount allocated to the participant's Account at the date of the participant's death or disability will purchase at the applicable Option Price, and any excess credited to such Account will be returned to said participant or his or her beneficiary. In the event that no such written notice of election shall be duly received by the office of the Company's General Counsel within the required time period, the participant or beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the participant, together with the net earnings of the Segregated Account allocable to his or her Account at the date of the participant's death or disability, and the same will be paid promptly to said participant or beneficiary. Notwithstanding the foregoing, if a participant's employment with the Company and any Subsidiary Corporation terminates because of disability more than three months prior to the Offering Termination Date, the provisions of this Paragraph 11(d) shall not apply and the provisions of Paragraph 11(c) shall apply to such participant.

12.      Income and Accounting.

         a. Separate accounts shall not be established by the Company for Employees who participate in the Plan. The Employee's payroll deductions shall be transferred to the Segregated Account as soon as practical after each pay period and credited to the participant.

         b. Each participant shall share proportionately in the income and expense of the Segregated Account and any net income shall be taxable to the participant, who shall be responsible for paying any income or other taxes applicable thereto.

13.      Stock.

         a. If the Committee, in its sole discretion, fixes a maximum number of shares that shall be made available for sale under the Plan during any Offering Period, such number of shares may be adjusted if less than the number of shares that may be specified by the Committee with respect to any Offering Period are purchased during any Offering Period. In such event, the number of shares not purchased in the Offering Period may be carried over and made available for sale under the Plan during any subsequent Offering Period. If the total number of shares subject to options that would otherwise be exercised on any Offering Termination Date in accordance with Paragraph 9 exceeds the maximum number of shares available for sale, subject to adjustment as aforesaid, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of

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            payroll deductions credited to each participant, together with the net earnings of the Segregated Account allocable thereto, shall be returned to him or her as promptly as possible.

         b. A participant will have no interest in Common Stock covered by the participant's option until such option has been exercised. Participants in the Plan shall have no rights as stockholders with respect to any shares covered by the Plan until the date of issue of a stock certificate to him or her for such shares. Except as otherwise expressly provided in the Plan or in the corporate action relating to such event, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

         c. Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant.

         d. The Board of Directors may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon the New York Stock Exchange, and that either

            i. Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall have become effective, or

            ii. the participant shall have represented in form and substance satisfactory to the Company that it is the participant's intention to purchase for investment the shares being purchased under such option.

14. Administration. The Plan shall be administered by the Committee. The interpretation and construction of any provision of the Plan or any Segregated Account agreement and the adoption of rules and regulations for administering the Plan shall be made by the Committee, subject, however, at all times to the final concurrence of the Board of Directors of the Company. Determinations made by the Committee and approved by the Board of Directors with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives. Any rules, regulations or interpretations adopted by the Committee shall remain in full force and effect unless and until altered, amended, or repealed by the Committee or the Board of Directors.

15. Designation of Beneficiary. A participant may file with the Company, pursuant to rules adopted by the Committee, a written designation of a beneficiary who is to receive any Common Stock and/or cash pursuant to

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         the provisions of the Plan in the event of the participant's death.
         Such designation of beneficiary may be changed by the participant at any time by written notice. Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Common Stock to such beneficiary and/or pay any cash in the participant's Account in the Segregated Account to the beneficiary, as may be required under the provisions of Paragraph 11(d). In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall cause such cash to be paid to the person or persons or the entity duly designated by the participant, as shown on the Company's records, as his or her beneficiary for the proceeds of Company paid life insurance. In the absence of such a beneficiary who is living at the time of the participant's death, the Company shall cause such cash to be paid to the executor or administrator of the estate of the participant, or if no such executor or administrator of the estate has been appointed (to the knowledge of the Company), the Company, in its discretion, may cause such cash to be paid to the spouse or to any one or more dependents of the participant as the Company may designate. No beneficiary shall, prior to the death of the participant by whom he or she has been designated, acquire any interest in the Common Stock or in amounts credited to the participant's Account.

16. Transferability. Neither payroll deductions credited to a participant, nor earnings thereon, nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant otherwise than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Paragraph 11.

17. Ownership of ESPP Assets. All contributions paid into Segregated Accounts shall be the property of the respective participants in the Plan and the Company shall have no interest in such amounts while held in the Segregated Account.

18. Effect of Changes in Capital Structure. If the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, stock dividend, combination, or subdivision, or if the Company takes any other action of a similar nature affecting such Common Stock (excluding, however, any reorganization under the United States Bankruptcy Code), then the number and class of shares of Common Stock that may thereafter be optioned, or the rights assigned thereto (in the aggregate and to any participant), shall be adjusted accordingly and, in the case of each option outstanding at the time of any such action, the number and class of shares that may thereafter be purchased pursuant to such option and the Option Price shall be adjusted, in each case to such extent and in such manner, if at all, as may be determined by the Board upon the

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         recommendations of the Committee, with the approval of independent public accountants and counsel, to be necessary to preserve unimpaired the rights of the holder of such option.

19. Amendment or Termination. The Board of Directors of the Company may at any time terminate or amend the Plan. No such termination can affect options previously granted, nor may an amendment make any change in any option theretofore granted without prior approval of the stockholders of the Company if such approval is required under the laws or regulations administered by the U.S. Treasury (including Section 423 of the Code), the Securities and Exchange Commission (including Rule 16b-3), any other agency of the U.S. Government, or the New York Stock Exchange, or any other exchange or system on which the Company's stock is then registered or traded.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the General Counsel of the Company.

21.      Dissolution, Merger or Asset Sale.

         a. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

         b. Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Offering Termination Date (the "New Offering Termination Date") or to cancel each outstanding right to purchase and refund all sums collected from participants during the Offering Period then in progress. If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) business days prior to the New Termination Date, that the Offering Termination Date for the option held by the participant has been changed to the New Offering Termination Date and that such option shall be exercised automatically on the New Offering Termination Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Paragraph 10 hereof. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right

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            to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.

22. Effective Date of Offering Periods. Offerings may commence under the Plan prior to approval by the stockholders of any amendments or restatements under Paragraph 19 above, but no Common Stock requiring stockholder approval may be purchased hereunder unless and until the requisite stockholder approval has been received.


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